UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 13, 2004

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05               Costs Associated with Exit or Disposal Activities

On October 13, 2004, Versant Corporation (“the Company”) committed to a plan to take the following actions in an effort to reduce its operating expenses:

	(in thousands)
		Cash impact
Restructuring Action	Estimated Restructuring Expense booked in Quarter ending October 31, 2004	Estimated Amount	Estimated Timing
15% workforce reduction and separation costs	$400	$400	Paid in October/November 2004

Closure of certain European Offices	$100	$100	Paid in 14 monthly installments through December 2005

Reduction in utilization of leased space for California headquarters, by approximately 50%	$1,600	$1,600	Paid in 31 monthly installments through May 2007*

Write-off of leasehold improvements relating to the unutilized portion of the office space mentioned above	$200	No Cash mpact
Total	$2,300	$2,100

* Represents continued rent obligations payable by the Company for the unutilized leased space under the current terms of the Company’s lease of its Fremont, California headquarters, which is payable as monthly rent over the indicated time period.

The Company is taking these actions in order to streamline its operations and minimize redundancies in light of its acquisitions of Poet Holdings Inc., FastObjects, Inc. and the assets of JDO Genie [PTY] Ltd. during 2004 and in general to reduce ongoing operating expenses in an effort to improve operating results.   The Company expects to complete these actions by October 31, 2004.

As a result of these actions, the Company currently expects to realize annual savings in operating expenses of approximately $2.8 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: October 18, 2004	By: /s/ Lee McGrath
Lee McGrath, Chief Financial Officer